Exhibit 99.1

Altavista, VA (March 6, 2009) - Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (“Company”) for First National Bank, has today announced that it has withdrawn its application to participate in the U.S. Department of the Treasury (“Treasury”) Capital Purchase Program (“CPP”). The Company had filed a conditional application with the Treasury for preliminary approval in order to preserve the option of participating in the CPP. Since that time the matter has been further considered, and the Company has decided not to participate. The decision to withdraw the application was approved by unanimous vote of the Company’s Board of Directors.

“Although it was too soon to have expected Treasury to process our conditional application for preliminary approval based upon the timing of the filing of the application, it had become increasingly clear to the leadership of the Company that participation in the CPP was not necessary in order to preserve a soundly funded and healthy lending program in the communities we serve,” stated Robert H. Gilliam, Jr., President & CEO of the Company. Gilliam continued, “That consideration, coupled with further consideration of the terms of the CPP, and the fact that Treasury maintained the right to continue to make changes governing the program, caused us to recognize that the CPP may not be in the best financial interest of our shareholders. Therefore, we made the decision to close the door on this issue at this time.”

First National Bank exceeded regulatory standards for well-capitalized banks as of December 31, 2008.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. A new branch in the Town of Rustburg opened February 12, 2009. First National Bank is celebrating its 101st year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

CONTACT:	Robert H. Gilliam, Jr., President & CEO, Pinnacle Bankshares Corporation, at 434/369-3035 or robgilliam@1stnatbk.com